Exhibit 99.1

GTSI Temporarily Suspends Monthly Release of Data

CHANTILLY, Va.—(BUSINESS WIRE)—May 31, 2005—GTSI Corp. (NASDAQ:GTSI), a leading government technology solutions provider, today announced that it was temporarily suspending monthly release of sales, backlog and bookings data due to considerable reporting and operational difficulties associated with the transition to the new enterprise resource planning (ERP) system. Publication of this data will resume when the company is sufficiently comfortable with the validity of such data.

“As stated previously, we believe the new ERP is an essential step in the path to doubling our revenues, increasing margin, and increasing productivity,” said Dendy Young, Chairman and CEO of GTSI. “While ERP transitions are frequently painful for an organization, we are making progress: our organization is quoting, taking orders, and shipping product. We are aggressively tackling software bugs and we are working to regain our previous level of productivity.”

About GTSI Corp.

GTSI Corp. is an information technology (IT) solutions leader, focusing exclusively on Federal, State, and Local government customers worldwide. For two decades, GTSI has served those customers by teaming with global IT leaders like Panasonic, Hewlett-Packard, Microsoft, Cisco, and Sun Microsystems. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other Countries. All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Area Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

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